Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of CNFinance Holdings Limited (the “Company”) of our report dated April 29, 2025, with respect to our audit of the consolidated balance sheet of the Company as of December 31, 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, and the related notes, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ HTL International, LLC

Houston, Texas

February 11, 2026